Exhibit 21(a)
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Mpower Communications Adopts Stockholder Rights Plan

ROCHESTER, NY - December 11, 2000 - Mpower Communications Corp. (NASDAQ: MPWR) announced today that its Board of Directors adopted a Stockholder Rights Plan in which preferred stock purchase rights will be distributed as a dividend at the rate of one Right for each share of Common Stock held as of the close of business on December 11, 2000.

The Rights are designed to guard against partial tender offers and other abusive tactics that might be used in an attempt to gain control of the Company without paying all stockholders a fair price for their shares. The Rights Plan will not prevent takeovers, but is designed to deter coercive takeover tactics and to encourage anyone attempting to acquire the Company to first negotiate with the Board.

Each Right will entitle stockholders to buy one one-thousandth of a share of Series E Preferred Stock of the Company at an exercise price of $36.50. The Rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company's outstanding Common Stock or commences a tender or exchange offer upon consummation of which a person or group would beneficially own 15% or more of the Company's outstanding Common Stock. West Highland Partners, L.P., West Highland Capital, Inc., Mr. Lang H. Gerhand and Estero Partners, LLC, which collectively own in excess of 15%, may generally purchase up to an additional 1% without causing the Rights to become exercisable.

If any person becomes the beneficial owner of 15% or more of the Company's Common Stock or a holder of 15% or more of the Company's Common Stock engages in certain self-dealing transactions or a merger transaction in which the Company is the surviving corporation and its Common Stock remains outstanding, then each Right not owned by such person or certain related parties will entitle its holder to purchase, at the Right's then-current exercise price, units of the Company's Series E Preferred Stock (or, in certain circumstances, Company Common Stock, cash, property or other securities of the Company) having a market value equal to twice the then-current exercise price. In addition, if Mpower Communications is involved in a merger or other business combination transactions with another person after which its Common Stock does not remain outstanding, or sells 50% or more of its assets or earning power to another person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, shares of common stock of the ultimate parent of such other person having a market value equal to twice the then-current exercise price.

Mpower Communications will generally be entitled to redeem the Rights at $0.0001 per Right at any time until the 10th business day following public announcement that a person or group has acquired 15% or more of the Company's Common Stock.

Certain provisions of the Stockholder Rights Plan are outlined in the attached letter, which is being mailed to all stockholders.

About Mpower Communications Corp.

Mpower Communications Corp. provides small and medium-size business customers with a bundle of broadband data and voice communication services. Leveraging its facilities-based DSL (Digital Subscriber Line) service delivery platform, Mpower's direct sales force offers data, telephony, Internet access and Web hosting solutions to customers in 42 markets nationwide. Headquartered in Rochester, New York, Mpower has more than 2,000 employees. Mpower's common stock is traded on the Nasdaq National Market under the symbol MPWR. More information on the company can be found at www.mpowercom.com.


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Forward-Looking Statements

Certain statements contained in this press release that state Mpower Communications and/or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. Management wishes to caution the reader these forward-looking statements are not historical facts and are only estimates or predictions. Actual results may differ materially as a result of risks and uncertainties including, but not limited to, projections of future sales, returns on invested assets, regulatory approval processes, market conditions and other risks detailed from time to time in Mpower's Securities and Exchange Commission filings.

Investor Relations Inquiries:            Media Inquiries:
David S. Clark                           Michele D. Sadwick
Senior Vice President                    Vice President
(716) 218-6559                           (716) 218-6542
dclark@mpowercom.com                     msadwick@mpowercom.com

Michael R. Daley
Chief Financial Officer
(716) 218-6543
mdaley@mpowercom.com